Exhibit (a)(1)(i)

SCRIPPS NETWORKS INTERACTIVE, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING STOCK OPTIONS

FOR

RESTRICTED CLASS A COMMON SHARES

THIS OFFER WILL EXPIRE AT

11:59 P.M., EASTERN DAYLIGHT TIME, ON

JUNE 26, 2009, UNLESS WE EXTEND THE OFFER

June 1, 2009

Scripps Networks Interactive, Inc., an Ohio corporation (“we,” “us,” “our” or the “Company”), is offering all current employees of the Company and its subsidiaries, including the Company’s executive officers, and all current directors, a one-time opportunity to exchange certain outstanding options to purchase shares of our Class A Common Stock, par value $.01 per share (“Common Shares”), having exercise prices (i) of $34.00 or more per share and (ii) at least $3.00 per share more than the closing price of our Common Shares on the Election Deadline, whether vested or unvested (“Eligible Options”), for a lesser number of restricted Common Shares (“Restricted Shares”) issued under our 2008 Long-Term Incentive Plan (the “Plan”).

We are making the offer upon the terms and subject to the conditions described in this offer to exchange and in the message to option holders on June 1, 2009, election instructions, withdrawal instructions, Section 83(b) election form, the Plan, and applicable form of restricted shares agreement (which together, as they may be amended or supplemented from time to time, constitute the “Exchange Offer”).

Unless we extend it, the Exchange Offer will expire at 11:59 p.m., Eastern Daylight Time, on June 26, 2009 (the “Election Deadline”). We will issue the Restricted Shares promptly following the Election Deadline.

Participation in the Exchange Offer is completely voluntary. You are eligible to participate in the Exchange Offer if you are an employee of the Company or one of its subsidiaries, including an executive officer, or a director of the Company both on the date the Exchange Offer commences and on the Election Deadline when the surrendered stock options will be cancelled and Restricted Shares issued in exchange (an “Eligible Option Holder”). If your employment terminates, or you cease to serve on our Board of Directors, for any reason (including retirement, death, disability or discharge by the Company) or you receive or submit a notice of termination after you tender options for exchange in the Exchange Offer, but prior to the cancellation of your options and the issuance of the Restricted Shares at the expiration of the Exchange Offer, you will not be permitted to participate in the Exchange Offer even if you previously tendered Eligible Options in the Exchange Offer. Former employees and directors of the Company and current and former employees and directors of The E. W. Scripps Company who are not currently employed by the Company and do not currently serve as directors of the Company are not eligible to participate in the Exchange Offer even if they hold otherwise Eligible Options.

The total number of Restricted Shares to be issued in the Exchange Offer to an Eligible Option Holder who elects to surrender Eligible Options will be determined by dividing the number of Common Shares subject to the surrendered options by an exchange ratio established for each group of options having the

Exhibit (a)(1)(i) - 1

same exercise price (of $34.00 or more per share) and expiration date (each, a separate “Tranche”). Fractional Restricted Shares will be rounded to the nearest whole share on a Tranche-by-Tranche basis. There are 45 separate Tranches of options. Each Tranche of options is listed with its applicable exchange ratio on Annex A to the Exchange Offer. The Offer Web Site identifies all of your options that have an exercise price of $34.00 or more per share, the applicable exchange ratio for each Tranche of options you hold, and the number of Restricted Shares you will receive if you elect to participate in the Exchange Offer with all of those options and all of those options have an exercise price on the Election Deadline of at least $3.00 per share more than the closing price of our Common Shares on the Election Deadline. If, on the Election Deadline, any options listed on the Offer Web Site have exercise prices that are less than $3.00 above the closing price of our Common Shares on the Election Deadline, they will not be Eligible Options and you cannot exchange them even if they are listed on the Offer Web Site and even if you otherwise elected to exchange them.

The Restricted Shares to be issued in the Exchange Offer will be issued under the Plan. The Restricted Shares, including those issued in exchange for fully vested stock options, will not be vested at the time they are issued, will not be transferable and will be subject to forfeiture, although recipients immediately will be entitled to voting, dividend and other ownership rights in the shares. The Restricted Shares will vest in two installments, with 50 percent of the total number vesting on the first anniversary of the issuance date and with the other 50 percent vesting on the second anniversary of the issuance date. Any unvested Restricted Shares will immediately vest upon the death or disability of the holder or upon a change in control of the Company. A recipient of Restricted Shares will forfeit any portion of the Restricted Shares that remains unvested at the time the recipient’s employment with the Company and its subsidiaries terminates or the recipient ceases to serve on our Board of Directors for any reason (other than as a result of his or her death or disability).

If you choose not to participate in the Exchange Offer, you will continue to hold your options on the same terms and conditions and pursuant to the award agreements under which they were originally granted. We are not making the Exchange Offer to, nor will we accept any tender of options from or on behalf of, Eligible Option Holders in any jurisdiction in which the Exchange Offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the Exchange Offer in any such jurisdiction.

Our Common Shares are traded on the New York Stock Exchange under the symbol “SNI”. On May 18, 2009, the closing price of our Common Shares as reported on the New York Stock Exchange was $28.43 per share. We recommend that you evaluate current market quotes for our Common Shares, among other factors, before deciding whether to exchange your options.

See “Risk Factors” beginning on page 16 for a discussion of risks and uncertainties that you should consider before tendering your Eligible Options.

GLOSSARY OF TERMS USED IN EXCHANGE OFFER

The following capitalized words, when used in the Exchange Offer, have the meanings described below.

Common Shares

Our Class A Common Shares, par value $.01.

Election Deadline

Exhibit (a)(1)(i) - 2

We expect that the election deadline will be 11:59 p.m., Eastern Daylight Time, on Friday, June 26, 2009. We may extend the Election Deadline in our discretion. If we extend the Election Deadline, the term “Election Deadline” will refer to the time and date at which the extended offer expires. If the Election Deadline is extended, the Restricted Shares Issue Date similarly will be extended.

Eligible Option Holder

You are eligible to participate in the Exchange Offer if you are an employee of the Company or one of its subsidiaries, including an executive officer, or a director of the Company, both on the date the Exchange Offer commences and on the day Restricted Shares are issued in exchange for Eligible Options (an “Eligible Option Holder”). If your employment terminates or you cease to serve on the Board of Directors for any reason (including retirement, death, disability or discharge by the Company), or you receive or submit a notice of termination after you tender options for exchange in the Exchange Offer, but prior to the cancellation of your Eligible Options and the issuance of Restricted Shares at the expiration of the Exchange Offer, you will not be permitted to participate in the Exchange Offer even if you previously tendered Eligible Options in the Exchange Offer.

If you are on an authorized leave of absence and are otherwise an Eligible Option Holder on the date the Exchange Offer commences, you will be eligible to participate in the Exchange Offer, subject to the terms and conditions of the Exchange Offer, if you are either actively employed by the Company or its subsidiaries, or on an authorized leave of absence, on the Restricted Shares Issue Date. Leave is considered “authorized” if it was approved in accordance with our policies and practices. In accordance with Company policies, long-term disability leave is not considered “authorized” leave.

Former employees and directors of the Company and current and former employees and directors of The E. W. Scripps Company who are not currently employed by the Company and do not currently serve as directors of the Company are not eligible to participate in the Exchange Offer even if they hold otherwise Eligible Options.

Eligible Options

All outstanding stock options granted under the Plan and held by Eligible Option Holders having exercise prices (i) of $34.00 or more per share and (ii) at least $3.00 per share more than the closing price of our Common Shares on the Election Deadline. Stock options granted under the Plan to any of our directors in respect of service as a director of EWS, however, are not Eligible Options.

EWS

The E. W. Scripps Company.

Exchange Act

The Securities Exchange Act of 1934.

Exchange Offer

This document and the message to our option holders on June 1, 2009, election instructions, withdrawal instructions, Section 83(b) election form, the Plan, and applicable form of restricted shares agreement.

Exchange Simulator

Exhibit (a)(1)(i) - 3

A tool that allows you to enter hypothetical future share prices and see the share price’s effect on the potential future values of your options and Restricted Shares that would replace your Eligible Options. The exchange simulator is available on the Offer Web Site at https://www.sniexchange.com. The exchange simulator does not calculate the actual or future value of your options or Restricted Shares, as the values generated by the tool depend on your estimate of the future value of our Common Shares and do not take into account all relevant factors that may affect the actual value, such as taxes, etc. Note that the exchange simulator is being provided to you solely for your convenience, for purposes of providing limited mathematical simulations of the potential value that could be received from exchanging your options for Restricted Shares. The exchange simulator does not take into account all of the factors that you should consider in deciding whether to participate in the Exchange Offer. The exchange simulator is only an aid and does not in any way change or supplement the terms of the Exchange Offer, nor does it constitute a recommendation as to whether you should or should not participate in the Exchange Offer.

Offer Period

The period from the commencement of the Exchange Offer to the Election Deadline. This period will commence on June 1, 2009, and we expect it to end at 11:59 p.m., Eastern Daylight Time, on June 26, 2009, unless we extend the offer.

Offer Web Site

The Web site where you can elect to participate in the Exchange Offer. The Web site address for the Offer Web Site is https://www.sniexchange.com.

Plan

Our 2008 Long-Term Incentive Plan.

Restricted Shares

Restricted Common Shares of the Company issued under the Plan. The Restricted Shares, including those issued in exchange for fully vested stock options, will not be vested at the time they are issued, will not be transferable and will be subject to forfeiture, although recipients immediately will be entitled to voting, dividend and other ownership rights in the shares. The vesting schedule of the Restricted Shares is described in Section 9 of the Exchange Offer (“Source and Amount of Consideration;” “Terms of Restricted Shares”).

Restricted Shares Issue Date

The date on which we issue Restricted Shares to Eligible Option Holders who tender Eligible Options in accordance with the terms of the Exchange Offer. We will issue Restricted Shares promptly following the Election Deadline.

Tender Offer Statement

Our Tender Offer Statement on Schedule TO, as it may be amended.

Tranche

A group of all options having the same exercise price (of $34.00 or more per share) and expiration date.

Exhibit (a)(1)(i) - 4

Although the Compensation Committee has authorized us to make the Exchange Offer, none of management, the Compensation Committee or our Board of Directors is making any recommendation as to whether you should tender, or refrain from tendering, your options for exchange in the Exchange Offer. You must make your own decision whether to tender your options.

You should direct questions about the Exchange Offer or requests for assistance or for additional copies of the Exchange Offer or other documents relating to the Exchange Offer to:

Exchange Program

Scripps Networks Interactive, Inc.

312 Walnut Street, Suite 1800

Cincinnati, Ohio 45202

Telephone: (513) 824-3343

Attention: Susan Balsley, Compensation Manager

Email: equity@scrippsnetworks.com

IMPORTANT

If you choose to participate in the Exchange Offer, you must submit your elections or withdrawals via the Offer Web Site at the Web site address: https://www.sniexchange.com. Elections or withdrawals submitted by any other means, including by hand delivery, interoffice, U.S. mail (or other post), Federal Express (or similar delivery service), email, or facsimile, are not permitted and will not be accepted. You may obtain confirmation statements for submissions through the Offer Web Site by clicking the “Generate a Confirmation Statement” button after submitting your election or withdrawal. You should print and save a copy of the confirmation for your records. If you choose to not participate in the Exchange Offer, you do not need to do anything, and your options will continue to remain outstanding subject to their existing terms and conditions.

Notwithstanding the above, in the event that the Exchange Offer expires and we have not accepted your tendered options for exchange, then you will have the further right to withdraw your tendered options beginning after the 40th business day following the commencement of the Exchange Offer, which is July 28, 2009, until we accept them.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in the Exchange Offer. Any representation to the contrary is a criminal offense.

We have not authorized any person to make any recommendation on our behalf as to whether or not you should tender your options pursuant to the Exchange Offer. You should rely only on the information contained in this document or in documents to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the offer other than the information and representations contained in this document or in the related election form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Exhibit (a)(1)(i) - 5

TABLE OF CONTENTS

SUMMARY TERM SHEET – QUESTIONS AND ANSWERS

RISK FACTORS

THE EXCHANGE OFFER

Exhibit (a)(1)(i) - 6

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about the Exchange Offer. You should carefully read the remainder of this document, the message to our option holders on June 1, 2009, the election instructions, the withdrawal instructions, the Section 83(b) election form, the Plan, and the applicable form of restricted shares agreement because the information in this summary is not complete and may not include all of the information that is important to you. We have included references in the following summary to the relevant sections of the Exchange Offer where you can find a more complete description of the topics in this summary.

This summary is presented in question-and-answer format. The questions are grouped in the following categories:

•	How the Exchange Offer Works

•	Duration of the Exchange Offer

•	How to Elect to Participate

•	U.S. Federal Income Tax Considerations

•	How to Get More Information

How the Exchange Offer Works

Q.1.	What is the Exchange Offer?

Beginning on June 1, 2009, and ending on the Election Deadline, each Eligible Option Holder (described in Question 3 below) may decide to exchange Eligible Options (defined in the Glossary of Terms) for newly issued Restricted Shares (described in Questions 8, 10-13 and 21 below) issued under the Plan. The number of Restricted Shares an Eligible Option Holder will receive in exchange for his or her Eligible Options will be determined by the exchange ratios (described in Questions 8 and 9 below) applicable to the particular Tranche or Tranches of options tendered by the Eligible Option Holder and will be fewer than are covered by the Eligible Options. The Restricted Shares will have a two year vesting schedule with 50 percent vesting on the first anniversary of the Restricted Shares Issue Date and the remaining 50 percent vesting on the second anniversary of the Restricted Shares Issue Date, subject to accelerated vesting upon the occurrence of certain events (described in Questions 11-13 below). See Section 1 (“Eligibility”), Section 2 (“Eligible Options;” “Exchange Ratios;” “Election Deadline”), Section 6 (“Acceptance of Eligible Options for Exchange;” “Issuance of Restricted Shares”) and Section 9 (“Source and Amount of Consideration;” “Terms of Restricted Shares”).

Participation in the Exchange Offer is voluntary. If you choose not to participate in the Exchange Offer, you will not receive any Restricted Shares, and your outstanding options will remain outstanding in accordance with their current terms and conditions.

Q.2.	Why is the Company making the Exchange Offer?

We believe the Exchange Offer will help to retain and motivate employees and directors whose energy and commitment will be critical to the future success of the Company. We believe the Exchange Offer will help to restore the incentive and retention value of our equity award program by providing an opportunity for employees and directors to participate in future shareholder value creation through appreciation in the price of our Common Shares over the existing fair value of the options surrendered. The Exchange Offer will enable us to realign outstanding equity awards so that they once again become important tools for motivating and retaining employees, thereby

Exhibit (a)(1)(i) - 7

maintaining the competitiveness of the Company’s compensation program. Our Board of Directors and Compensation Committee approved the participation of executive officers and directors in the Exchange Offer because they believed that the retention and incentive benefits of the Exchange Offer apply to our executive officers and directors equally with our non-officer employees and, therefore, they concluded that it would be in the best interests of the Company and our shareholders to permit executive officers and directors to participate in the Exchange Offer. See Section 3 (“Purpose of the Exchange Offer”).

Q.3.	Am I eligible to participate in the Exchange Offer?

You are eligible to participate in the Exchange Offer if you are an Eligible Option Holder and hold Eligible Options. See Section 1 (“Eligibility”). At May 18, 2009, there were approximately 235 Eligible Option Holders who held outstanding Eligible Options.

Q.4.	What options may I exchange?

Only Eligible Options may be exchanged in the Exchange Offer. See Section 2 (“Eligible Options;” “Exchange Ratios;” “Election Deadline”).

Q.5.	Can I exchange Eligible Options that I already have fully exercised?

No. The Exchange Offer applies only to the portion of outstanding Eligible Options that remains exercisable on the Election Deadline. An option that has been fully exercised is no longer outstanding.

Q.6.	I have more than one Eligible Option. Can I elect to exchange only some of my Eligible Options?

Yes. However, if you elect to exchange any options from a particular Tranche, you must exchange all outstanding options from that Tranche that you hold. The only exception to this rule is that you may tender less than all of the options from a particular Tranche covered by a domestic relations order (or comparable legal document as the result of the end of a marriage) (see Question and Answer 22). See Section 2 (“Eligible Options;” “Exchange Ratios;” “Election Deadline”) and Section 4 (“Procedures for Tendering Options”).

Q.7.	Can I exchange both vested and unvested options?

Yes. You can exchange Eligible Options whether they are vested or unvested. See Questions 11-13, which provide information on the vesting schedule that will apply to newly issued Restricted Shares, and Section 9 (“Source and Amount of Consideration;” “Terms of Restricted Shares”).

Q.8.	If I participate, how many new Restricted Shares will I receive?

The number of Restricted Shares you will receive in exchange for your Eligible Options is calculated pursuant to an exchange ratio set by the Compensation Committee for each Tranche of options. A Tranche is a group of outstanding options having the same exercise price (of $34.00 or more per share) and expiration date. There are 45 Tranches of options. Each specific Tranche of options is set forth together with its applicable exchange ratio on the table attached as Annex A to the Exchange Offer. See Section 2 (“Eligible Options;” “Exchange Ratios;” “Election Deadline”) and Section 9 (“Source and Amount of Consideration;” “Terms of Restricted Shares”). The Offer Web Site lists all of your options having exercise prices of $34.00 or more

Exhibit (a)(1)(i) - 8

per share, the applicable exchange ratio for each Tranche of options you hold, and the number of Restricted Shares you will receive if you elect to participate in the Exchange Offer with all of those options and all of those options have an exercise price on the Election Deadline of at least $3.00 per share more than the closing price of our Common Shares on the Election Deadline. If, on the Election Deadline, any options listed on the Offer Web Site have exercise prices that are less than $3.00 above the closing price of our Common Shares on the Election Deadline, they will not be Eligible Options and you cannot exchange them even if they are listed on the Offer Web Site and even if you otherwise elected to exchange them. If, on the Election Deadline, any options listed on the Offer Web Site have exercise prices that are less than $3.00 above the closing price of our Common Shares on the Election Deadline, they will not be Eligible Options and you cannot exchange them even if they are listed on the Offer Web Site and even if you otherwise elected to exchange them.

Q.9.	How were the exchange ratios for options determined?

We used the binomial option valuation model (a recognized and accepted method for determining the value of derivative securities like stock options) in our determination of the exchange ratios for the various Tranches of options listed in Annex A. In every case, the options that you tender for exchange cover more shares of our Common Stock than the number of new Restricted Shares that you will receive in exchange for Eligible Options. See Section 2 (“Eligible Options;” “Exchange Ratios;” “Election Deadline”).

Q.10.	When and how will my Restricted Shares be issued?

We will issue Restricted Shares promptly following the expiration of the Exchange Offer. Until your Restricted Shares vest and become nonforfeitable, they will be issued in book-entry form only and you will not receive a stock certificate for them. By electing to tender and exchange your options you are accepting the terms of the applicable form of restricted shares agreement with the Company covering the Restricted Shares that we issue to you if the conditions of the Exchange Offer are satisfied and we accept your options. See Section 6 (“Acceptance of Eligible Options for Exchange;” “Issuance of Restricted Shares”) and Section 9 (“Source and Amount of Consideration;” “Terms of Restricted Shares”).

Q.11.	In what ways will my Restricted Shares be restricted?

The Restricted Shares will not be vested at the time of issuance, will not be transferable and will be subject to forfeiture, although you will be immediately entitled to voting, dividend and other ownership rights in the shares. You will forfeit any portion of the Restricted Shares you receive that remains unvested at the time your employment with the Company and its subsidiaries terminates or you cease to serve on the Board of Directors for any reason (other than as a result of your death or disability). See Section 9 (“Source and Amount of Consideration;” “Terms of Restricted Shares”).

Q.12.	When will my new Restricted Shares vest?

The new Restricted Shares will vest in two installments, with 50 percent of the total number vesting on the first anniversary of the Restricted Shares Issue Date and with the other 50 percent vesting on the second anniversary of the Restricted Shares Issue Date. This new vesting period will apply to each new Restricted Share regardless of whether the tendered options were already vested and regardless of the vesting schedule of the tendered options. See Section 9 (“Source and Amount of Consideration;” “Terms of Restricted Shares”).

Exhibit (a)(1)(i) - 9

Q.13.	Under what circumstances will vesting of the new Restricted Shares accelerate?

Any unvested Restricted Shares you hold will immediately vest upon your death or disability or upon a change in control of the Company. Your vesting rights are contingent upon continued employment or service on the Board of Directors through the applicable vesting date. Your Restricted Shares will not vest upon your retirement. See Section 9 (“Source and Amount of Consideration;” “Terms of New Restricted Shares”).

Q.14.	Must I participate in the Exchange Offer?

No. Participation is completely voluntary. If you choose not to participate with respect to any Tranche of options, you will continue to hold your stock options of that Tranche in accordance with the existing terms and conditions of the options, and you will not receive any Restricted Shares in exchange for any options you do not tender. See Section 5 (“Withdrawal Rights”).

Q.15.	How should I decide whether or not to exchange my options for Restricted Shares?

We are providing information to assist you in making your own informed decision, but neither we, nor the Compensation Committee nor the Board of Directors makes any recommendation as to whether you should or should not participate in the Exchange Offer and exchange your options for Restricted Shares. You may consult with your own outside legal counsel, accountant and/or financial advisor for further advice. We have not authorized anyone to provide you with additional information in this regard.

In evaluating the Exchange Offer, you should keep in mind that the future performance of our Common Shares will depend upon, among other factors, the future overall economic environment, the performance of the overall stock market and companies in our sector, the performance of our business and the risks and uncertainties set forth in our filings with the SEC. We recommend that you read our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, each of which has been filed with the SEC and is available at www.sec.gov and on our Web site at www.scrippsnetworksinteractive.com, as well as all other documents incorporated by reference in our Tender Offer Statement of which the Exchange Offer is a part. Each of these documents is available at no charge by contacting Susan Balsley, our Compensation Manager, at (513) 824-3343. For further information, see Section 17 (“Additional Information”).

Q.16.	May our executive officers and directors participate in the Exchange Offer?

Yes. The offer is open to all eligible employees, including our executive officers, and all of our current directors. For information on the number of shares underlying options that have exercise prices of at least $34.00 per share held by our executive officers and directors, please see Section 11 (“Interests of Directors and Officers;” “Transactions and Arrangements Concerning Our Securities”).

Q.17.	Can the offer be modified?

Our Compensation Committee has the authority to extend, terminate, or amend the Exchange Offer, subject to rules promulgated under the Exchange Act. We will notify you if the Exchange Offer is extended, terminated, or amended in any material manner. See Section 15 (“Extension of Offer;” “Termination;” “Amendment”).

Exhibit (a)(1)(i) - 10

Q.18.	What if my employment with the Company terminates or I cease to serve on the Board of Directors before the Restricted Shares are issued?

You must be an employee of the Company or one of our subsidiaries or serve as a director of the Company on the date we issue Restricted Shares in order to receive Restricted Shares. If your employment with us terminates or you cease to serve on the Board of Directors for any reason after you tender options for exchange in the Exchange Offer, but before your tendered options are accepted and cancelled and the new Restricted Shares are issued, your tender automatically will be deemed withdrawn and you will not participate in the Exchange Offer. In that case, you will retain your outstanding options in accordance with their current terms and conditions, and you may exercise them, to the extent they are vested, in accordance with their terms during any period of time in which they remain exercisable following the date on which your employment terminates or you cease to serve on the Board of Directors. See Section 1 (“Eligibility”) and definition of “Eligible Option Holder” in the Glossary of Terms.

If you are on an authorized leave of absence and are otherwise an Eligible Option Holder on the date the Exchange Offer commences, you will be eligible to participate in the Exchange Offer, subject to the terms and conditions of the Exchange Offer, if you are either actively employed by the Company or its subsidiaries, or on an authorized leave of absence, on the Restricted Share Issue Date. Leave is considered “authorized” if it was approved in accordance with our policies and practices. In accordance with Company policies, long-term disability leave is not considered “authorized” leave. See Section 1 (“Eligibility”).

Participation in the Exchange Offer does not confer upon you any right to remain an employee of the Company or any right to be nominated for re-election by our shareholders, or any right to remain a member of our Board of Directors. See Section 1 (“Eligibility”).

Q.19.	Are there other circumstances under which I would not be issued Restricted Shares even after I have tendered my options and they are cancelled, and even if I continue to be otherwise eligible to receive Restricted Shares?

While it is quite unlikely, it is possible that even if we accept your tendered options, we will not issue Restricted Shares to you if we are prohibited by applicable law or regulations from doing so. We will use all reasonable efforts to avoid such prohibition. See Section 13 (“Legal Matters;” “Regulatory Approvals”) and Section 19 (“Miscellaneous”).

Q.20.	If I tender options in the Exchange Offer, am I giving up my rights to them?

Yes. When you tender your options and we accept them for exchange, those options will be cancelled and you will no longer have any rights to them. See Section 2 (“Eligible Options;” “Exchange Ratios;” “Election Deadline”).

Q.21.	What happens to my Restricted Shares if my employment with the Company terminates or I cease to serve on the Board of Directors after I receive them?

If your employment with the Company and its subsidiaries terminates or you cease to serve on the Board of Directors for any reason (other than as a result of your death or disability), you will forfeit any portion of your Restricted Shares that is unvested at that time. You will not forfeit any of your Restricted Shares that have vested.

Exhibit (a)(1)(i) - 11

Q.22.	What happens if I have options that are subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

If you have options that are subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an Eligible Option Holder beneficially owns a portion of those options, you may tender only the portion beneficially owned by you. Any portion beneficially owned by a person who is not an Eligible Option Holder may not be exchanged in the Exchange Offer (even if legal title to that portion of the options is held by you and you are an Eligible Option Holder).

For instance, if you are an Eligible Option Holder and you hold options to purchase 3,000 Common Shares that are subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, then you may elect to exchange the portion of the options that you beneficially own covering the outstanding 2,000 Common Shares, or you may elect not to participate in the Exchange Offer at all with respect to the options.

Q.23.	Are there any conditions to the Exchange Offer?

Yes. The completion of the Exchange Offer is subject to a number of customary conditions that are described in Section 7 of the Exchange Offer. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered Eligible Options, although we may do so at our discretion.

Q.24.	Does the Company make any recommendation about the Exchange Offer?

None of our management, our Board of Directors or the Compensation Committee is making any recommendation to employees and directors as to whether or not to accept the Exchange Offer. Although our Compensation Committee has approved the Exchange Offer, the members of the Committee recognize that the decision to accept or reject the Exchange Offer is an individual one that should be based on a variety of factors, including your own personal circumstances and preferences. You should consult with your personal advisors if you have questions about your financial or tax situation as it relates to this offer. See Section 3 (“Purpose of the Exchange Offer”) and Section 19 (“Miscellaneous”).

Q.25.	Is there any information regarding the Company that I should consider?

Yes. Your decision of whether to accept or reject the Exchange Offer should take into account the factors described in the Exchange Offer, as well as the various risks and uncertainties inherent in our business. These risks include, but are not limited to, those risks set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009. In addition, before making your decision to tender your options, you should carefully review the information about the Company discussed under “Risk Factors” in this document and in Section 10 (“Information Concerning the Company;” “Financial Information”). Section 17 (“Additional Information”) explains where you can find additional information about us.

Exhibit (a)(1)(i) - 12

Duration of the Exchange Offer

Q.26.	How long do I have to decide whether to participate in the Exchange Offer?

You have until the Election Deadline to tender your options in the Exchange Offer. See Section 2 (“Eligible Options;” “Exchange Ratios;” “Election Deadline”) and Section 4 (“Procedures for Tendering Options”). No exceptions will be made to this deadline, unless we extend the Election Deadline for all Eligible Option Holders. Although we do not currently intend to do so, we may, in our sole discretion, extend the Election Deadline of the Exchange Offer at any time. Under certain circumstances, we may be required to extend the Election Deadline. If we extend the Election Deadline, we will publicly announce the extension no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the last previously scheduled or announced Election Deadline. See Section 15 (“Extension of Offer;” “Termination;” “Amendment”).

Q.27.	If the Election Deadline is extended, how will the extension affect the date on which the Restricted Shares will be issued?

If we extend the Exchange Offer and you elect to participate in it, you must properly tender any options you wish to exchange before the expiration of the extended offer period. Your properly tendered Eligible Options will be accepted and cancelled, and your Restricted Shares will be issued, promptly following the extended Election Deadline. See Section 15 (“Extension of Offer;” “Termination;” “Amendment”) and definition of “Restricted Shares Issue Date” in the Glossary of Terms.

How to Elect to Participate

Q.28.	How do I tender my options for exchange?

You may tender your options at any time before the Election Deadline so long as you are an Eligible Option Holder on the date that you tender your options. You must make your elections through our Offer Web Site, in accordance with the instructions below:

1. To access our Offer Web Site, go to https://www.sniexchange.com and log in to the Web site. When you log in for the first time, you will need to follow the instructions to register for the Web site. Please see our Offer Web Site Instructions for instructions on how to use the Offer Web Site.

2. After following the instructions on the Offer Web Site User Agreement, you may access various documents that provide details about the Exchange Offer. In addition, you may click on the “Start Here” button on the home page to access the Exchange Simulator, which will enable you to enter hypothetical future share prices and see the share price’s effect on the potential future values of your options and Restricted Shares.

3. To make your election, click on the “Go to Make My Election” button and select the options that you would like to exchange by clicking on the boxes next to such options.

4. Authorize your election by entering your username and the randomly-generated, personalized authorization code to digitally “sign off” on your choices.

5. Click on the “Submit My Election” button to finalize your elections.

Exhibit (a)(1)(i) - 13

6. Click on the “Generate a Confirmation Statement” button on the following confirmation screen to print out a record of your election.

Your election must be received by us on or before the Election Deadline, currently expected to be 11:59 p.m., Eastern Daylight Time, on June 26, 2009. If you miss this deadline, you will not be permitted to participate in the Exchange Offer.

For more information about tendering your options, see Section 4 (“Procedures for Tendering Options”).

The Offer Web Site also contains a tool, called the “Exchange Simulator,” which allows you to enter hypothetical future share prices and the share price’s effect on the potential future values of your options and Restricted Shares. Note that this tool will not calculate the actual or future value of options or Restricted Shares, as the values generated by the tool depend on your estimate of the future value of our Common Shares and do not take into account all relevant factors that may affect the actual value, such as taxes, etc. The Exchange Simulator is being provided to you solely for your convenience, for purposes of providing limited mathematical simulations of the potential value that could be received from exchanging your options for Restricted Shares. The Exchange Simulator does not take into account all of the factors that you should consider in deciding whether to participate in the Exchange Offer. The Exchange Simulator is only an aid and does not in any way change or supplement the terms of the Exchange Offer, nor does it constitute a recommendation as to whether you should or should not participate in the Exchange Offer.

Q.29.	Can I change my mind and withdraw from the Exchange Offer?

Yes. You may change your mind after you have submitted an election and withdraw some or all of your elected options from the Exchange Offer at any time before the Election Deadline (currently expected to be June 26, 2009). If we extend the Election Deadline, you may withdraw your election at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal we receive before the Election Deadline. The exception to this rule is that if we have not accepted your properly tendered options by 11:59 p.m., Eastern Daylight Time, on July 28, 2009, you may withdraw your options at any time thereafter.

If you decide to change your elections, log back into the Offer Web Site and follow the instructions above for making an election. After clicking on the “Go to Make My Election” button, you may deselect any elections that you wish to withdraw. After making the changes, complete the steps for making an election (described in Q. 28).

Q.30.	Can I change my mind about which options I want to exchange?

Yes. You may change your mind after you have made an election and change the options you elect to exchange at any time before the Election Deadline by making such election on the Offer Web Site at https://www.sniexchange.com. If we extend the Election Deadline, you may change your election at any time until the extended offer expires. You may elect to exchange additional options, fewer options, all of your options or none of your options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal we receive before the Election Deadline.

Exhibit (a)(1)(i) - 14

Q.31.	How do I withdraw my election?

To withdraw some or all of the options that you previously elected to exchange, you must submit a valid withdrawal for the options you wish to withdraw from the Exchange Offer while you still have the right to withdraw the options. You must withdraw your options through the Offer Web Site. Any withdrawals must be made on or before the Election Deadline (currently expected to be 11:59 p.m., Eastern Daylight Time, on June 26, 2009).

1. Go to https://www.sniexchange.com and log in to the Web site using the same log-in information you used when you made your initial election.

2. After following the instructions on the Offer Web Site User Agreement, click on the “Start Here” button on the home page of the Offer Web Site.

3. To make your withdrawal election, click on the “Go to Make My Election” button and deselect the options that you would like to withdraw from the Exchange Offer by clicking on the boxes next to such options.

4. Authorize your withdrawal election by entering your username and the randomly-generated, personalized authorization code to digitally “sign off” on your choices.

5. Click on the “Submit My Election” button to finalize your withdrawal election.

For more information about your withdrawal rights, see Section 5 (“Withdrawal Rights”).

Q.32.	What if I withdraw my election and then decide again that I want to participate in the Exchange Offer?

If you have withdrawn your election to participate and then decide again that you would like to participate in the Exchange Offer, you may re-elect to participate by submitting a new, properly completed election via the Offer Web Site after the date of your withdrawal but before the Election Deadline. See Section 5 (“Withdrawal Rights”).

Q.33.	What will happen if I do not make my election by the Election Deadline?

If you do not make your election via the Offer Web Site by the Election Deadline, then all outstanding options you hold will remain in full force and effect at their original exercise prices and on their original terms and conditions and you will not receive any Restricted Shares. See Question 14.

Q.34.	What if I elect not to tender my options for exchange in the Exchange Offer?

If you elect not to tender your options for exchange in the Exchange Offer, you do not need to do anything. In that case, your outstanding options will remain in full force and effect on their original terms and conditions and you will not receive any Restricted Shares. See Question 14.

Q.35.	How does the Company determine whether options have been properly tendered?

We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under

Exhibit (a)(1)(i) - 15

applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election or any options tendered for exchange that we determine are not in an appropriate form or that we determine are unlawful to accept. If all conditions to the offer are satisfied, we will accept all properly tendered Eligible Options that are not validly withdrawn, subject to the terms of the Exchange Offer. No tender of options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election, and we will not incur any liability for failure to give any notice. See Sections 4 (“Procedures for Tendering Options”) and 5 (“Withdrawal Rights”).

U.S. Federal Income Tax Considerations

Q.36.	Will I owe taxes if I exchange my Eligible Options in the Exchange Offer?

You should consult your own financial and/or tax advisor, but generally there should be no adverse tax consequences to you from participating in the Exchange Offer. We believe that the Exchange Offer should be treated as a non-taxable exchange for U. S. federal income tax purposes. See Section 14 (“Material Tax Consequences”) for more information.

Q.37.	Are there any tax consequences to my choosing not to participate in the Exchange Offer?

You should consult your own financial and/or tax advisor, but generally there should be no adverse tax consequences to you from non-participation in the Exchange Offer.

How to Get More Information

Q.38.	What if I have any questions regarding the Exchange Offer, or if I need additional copies of the Exchange Offer or any documents referred to in the Exchange Offer?

If you have any questions regarding the Exchange Offer, please direct them to Susan Balsley, our Compensation Manager, at (513) 824-3343. You can find additional copies of the Exchange Offer or any other related documents filed as exhibits to our Tender Offer Statement available on the SEC Web site (www.sec.gov). For further information, see Section 17 (“Additional Information”).

RISK FACTORS

Participation in the Exchange Offer involves a number of potential risks and uncertainties, including those described below. The risks and uncertainties described below and the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on March 5, 2009, and incorporated herein by reference, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed on May 8, 2009, and incorporated herein by reference, highlight the material risks of participating in the Exchange Offer. You should consider these risks and uncertainties, among other things, and are encouraged to speak with a financial, tax or legal advisor as necessary before deciding whether or not to participate in the Exchange Offer. In addition, we strongly urge you to read all of the materials relating to the Exchange Offer before deciding whether or not to tender your options for exchange.

Exhibit (a)(1)(i) - 16

Risks Related to the Exchange Offer

You may lose the potential benefit of any vested options that you tender in the Exchange Offer.

Regardless of the vested status or remaining vesting schedule of the options that you tender, your Restricted Shares will be subject to a new vesting schedule. They will not be vested at all upon issuance, the first vesting date will not occur until one year after the Restricted Shares Issue Date and they will not be fully vested until two years after the Restricted Shares Issue Date. You will lose the benefit of any vesting that has already occurred with respect to your options. If your employment with us terminates (other than as a result of your death or disability) or you cease to serve on our Board of Directors, your Restricted Shares will be forfeited if they are unvested.

Changes in the market price of our Common Shares and other factors through the Election Deadline could affect the ratio of the fair value of the surrendered stock options to the fair value of the Restricted Shares issued in exchange.

Our Compensation Committee set the exchange ratios for the Exchange Offer shortly before the Exchange Offer commenced. In setting the exchange ratios, the Committee intended that the Restricted Shares issued in connection with the Exchange Offer would have an aggregate fair value as of the date the exchange ratios were established (determined based on the most recent closing price of our Common Shares on the New York Stock Exchange) that was no greater than the aggregate fair value of the stock options exchanged (determined based on the binomial option valuation method). Changes in the market price of our Common Shares as well as interest rates and market volatility of the price for our Common Shares through the Election Deadline could affect the ratio of the fair value of the surrendered stock options to the fair value of the Restricted Shares issued in exchange. We believe, though, that as a general matter, increases in the market price of our Common Shares during this period will increase the fair value of both the surrendered stock options and the Restricted Shares while decreases in the market price of our Common Shares during this period will decrease the fair value of both the surrendered stock options and the Restricted Shares.

Risks Related to Out Business and Common Shares

You should carefully review the risk factors contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, under the heading “Risk Factors,” all of which are incorporated herein by reference, before making a decision on whether or not to tender your options. You may access these filings electronically at the SEC’s Web site at https://www.sec.gov. In addition, we will provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 17 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

Exhibit (a)(1)(i) - 17

THE OFFER

Section 1. Eligibility.

Eligible Option Holders who hold Eligible Options may participate in the Exchange Offer.

If you are on an authorized leave of absence and are otherwise an Eligible Option Holder on the date the Exchange Offer commences, you will be eligible to participate in the Exchange Offer, subject to the terms and conditions of the Exchange Offer, if you are either actively employed by the Company or its subsidiaries, or on an authorized leave of absence, on the Restricted Shares Issue Date. Leave is considered “authorized” if it was approved in accordance with our policies and practices. In accordance with Company policies, long-term disability leave is not considered “authorized” leave.

Participation in the Exchange Offer does not confer upon you the right to remain an employee of the Company or our subsidiaries, or any right to be nominated for re-election by our shareholders, or any right to remain a member of the Board of Directors.

Section 2. Eligible Options; Exchange Ratios; Election Deadline.

Upon the terms and subject to the conditions described in the Exchange Offer, we are making an offer to Eligible Option Holders to exchange their Eligible Options which are properly tendered in accordance with Section 4 (“Procedures for Tendering Options”), and not validly withdrawn pursuant to Section 5 (“Withdrawal Rights”) before the Election Deadline, in return for Restricted Shares, the terms of which are more fully described in Section 9 (“Source and Amount of Consideration;” “Terms of Restricted Shares”). The Eligible Options consist of all of our outstanding options granted under the Plan to Eligible Option Holders having an exercise price (i) of $34.00 or more per share and (ii) at least $3.00 per share more than the closing price of our Common Shares on the Election Deadline. The Eligible Options do not, however, include any stock options granted to any of our directors in respect of service as a director of EWS. To be eligible, options must be outstanding on the Election Deadline. For example, if a particular option grant expires during the Offer Period, that particular option grant is not eligible for exchange.

The Offer Web Site lists all of your options having exercise prices of $34.00 or more per share, the applicable exchange ratio for each Tranche of options you hold, and the number of Restricted Shares you will receive if you elect to participate in the Exchange Offer with respect to all of these options and all of those options have an exercise price on the Election Deadline of at least $3.00 per share more than the closing price of our Common Shares on the Election Deadline. If, on the Election Deadline, any options listed on the Offer Web Site have exercise prices that are less than $3.00 per share above the closing price of our Common Shares on the Election Deadline, they will not be Eligible Options and you cannot exchange them even if they are listed on the Offer Web Site and even if you otherwise elected to exchange them.

All Restricted Shares issued in the Exchange Offer will be issued under the Plan, and Common Shares underlying Eligible Options surrendered in the Exchange Offer for Restricted Shares will be cancelled and will become available for future issuance under and in accordance with the Plan. These newly available shares may be utilized both for Restricted Shares to be issued in the Exchange Offer and for other future equity awards under the Plan. As of May 18, 2009, the number of Common Shares subject to outstanding stock options granted under the Plan was 12,854,748. As of May 18, 2009, holders of outstanding stock options covering 5,094,923 Common Shares, or 39.6% of the total number of Common Shares covered by outstanding stock options under the Plan, would constitute Eligible Options. As of May 18, 2009, these Eligible Options were held by 235 employees and directors.

Exhibit (a)(1)(i) - 18

If you participate in the Exchange Offer, you are not required to tender all of your options, but if you tender any options from a particular Tranche, you must surrender all options from that Tranche that you hold. The only exception to this rule is that you may tender less than all of the options from a particular Tranche covered by a domestic relations order (or comparable legal document as the result of the end of a marriage).

If you tender your options and we accept them, they will be cancelled and you will no longer have any rights to them.

The number of Restricted Shares you will be eligible to receive is determined based on the exchange ratios set by the Compensation Committee for each outstanding Tranche of options. The option Tranches and their applicable exchange ratios are set forth on Annex A to the Exchange Offer.

The Exchange Ratios were determined by first calculating the aggregate value of the Eligible Options using a binomial option valuation model, a commonly used method for calculating the value of an option. The binomial valuation model takes into account, among other factors, the exercise price of the stock option being valued, the fair market value of the shares subject to the option, the expected holding period of the option, the expected annual dividend yield of the shares, the anticipated volatility of the share price over the holding period and the risk-free interest rate during the holding period. In determining the final exchange ratios, the Compensation Committee intended to provide Restricted Shares with a value, based on the May 18, 2009 closing price of our Common Shares on the New York Stock Exchange, that, in the aggregate, is not greater than the fair value of the stock options exchanged.

For example, if you elect to exchange an option to purchase 200 Common Shares at an exercise price of $43.73 with an expiration date of June 6, 2014, the applicable exchange ratio on Annex A to the Exchange Offer would be 4.87 and you would receive 41 Restricted Shares in exchange for those options. This number of Restricted Shares is calculated by dividing the 200 Common Shares underlying the option by the applicable 4.87 exchange ratio. Fractional Restricted Shares will be rounded to the nearest whole Restricted Share on a Tranche-by-Tranche basis.

The Exchange Offer is scheduled to expire on the Election Deadline unless we, in our sole discretion, extend the period of time the Exchange Offer will remain open. If we extend the period of time during which the Exchange Offer remains open, the Election Deadline will mean the latest time and date at which the Exchange Offer expires. See Section 15 (“Extension of Offer;” “Termination;” “Amendment”) for a description of our rights to extend, terminate, modify and amend the Exchange Offer.

Section 3. Purpose of the Exchange Offer.

As a result of a sharp decline in the market price of our Common Shares, our outstanding stock options largely have lost any meaningful incentive or retention value because the exercise price of these outstanding options substantially exceeds the present market price of our Common Shares (referred to as “out-of-the-money” or “underwater”). We have depended upon these awards as a long-term incentive vehicle for our employees and directors, including our executive officers. Unfortunately, the recent decline in our share price has substantially eliminated the incentive and retention value of our outstanding stock options.

The Exchange Offer is designed to restore the incentive and retention value of our equity award program by providing Eligible Option Holders with an opportunity to exchange underwater options for a lesser number of restricted Common Shares that require two years of future service in order to fully vest. The Exchange Offer is intended to realign outstanding equity awards so that they once again become important tools for motivating and retaining employees, thereby maintaining the competitiveness of our

Exhibit (a)(1)(i) - 19

compensation program. While the Exchange Offer will not restore any of the lost value of any of the outstanding stock options, it will provide an opportunity for our employees and directors to participate in future shareholder value creation through appreciation in the price of our Common Shares over the existing fair value of the stock options surrendered. We obtained shareholder approval to conduct the Exchange Offer at our 2009 annual meeting of shareholders.

In addition, because participants in the Exchange Offer will receive fewer Restricted Shares than the number of Common Shares covered by the stock options they surrender, the Exchange Offer will reduce our equity award overhang while increasing the number of Common Shares available for future awards under the Plan.

The Exchange Offer is a one-time opportunity and we do not expect to offer such an opportunity again in the future. We can provide no assurance as to the possible market price of our Common Shares at any time in the future. We do not presently anticipate offering employees or directors another opportunity to exchange out-of-the-money equity awards for Restricted Shares or other replacement awards.

Subject to the foregoing, and except as otherwise disclosed in the Exchange Offer or in our filings with the SEC, and other than transactions among or between us and our affiliates, we presently have no plans, proposals, or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or the assets of our subsidiaries;

•	any material change in our present dividend rate or policy, indebtedness or capitalization;

•

any change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing board vacancies or to change any material term of any executive officer’s employment contract;

•	any other material change in our corporate structure or business;

•	the delisting of our Common Shares from the New York Stock Exchange;

•	any class of our equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•

the acquisition by any person of additional securities of the Company or the disposition of any of our securities other than by our employees, directors and executive officers who may acquire or dispose of rights to our securities pursuant to existing or future equity award exercises or grants; or

•	any changes in our Articles of Incorporation or Code of Regulations or other governing instruments, or any actions that could impede the acquisition of control of the Company by any person.

Exhibit (a)(1)(i) - 20

None of our management, our Compensation Committee or our Board of Directors is making any recommendation as to whether you should tender your options nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in the Exchange Offer and to consult your own financial, tax and legal advisors. You must make your own decision whether to tender your options for exchange.

Section 4. Procedures for Tendering Options.

Participation in the Exchange Offer is completely voluntary. You may tender your options at any time before the Election Deadline so long as you are an Eligible Option Holder on the date that you tender your options. If we extend the Election Deadline, you may tender your options at any time until the extended Election Deadline so long as you are an Eligible Option Holder on the date you tender. You do not have to tender all of your options, but if you tender any options from a particular Tranche, you must surrender all options from that Tranche that you hold (unless they are covered by a domestic relations order).

The Offer Web Site lists all of your options having exercise prices of $34.00 or more per share, the applicable exchange ratio for each Tranche of options you hold, and the number of Restricted Shares you will receive if you elect to participate in the Exchange Offer with respect to all of these options and all of those options have an exercise price on the Election Deadline of at least $3.00 per share more than the closing price of our Common Shares on the Election Deadline. If, on the Election Deadline, any options listed on the Offer Web Site have exercise prices that are less than $3.00 per share above the closing price of our Common Shares on the Election Deadline, they will not be Eligible Options and you cannot exchange them even if they are listed on the Offer Web Site and even if you otherwise elected to exchange them.

The Offer Web Site also contains a tool, called the Exchange Simulator, that allows you to enter hypothetical future share prices and see the share price’s effect on the potential future values of your options or Restricted Shares that would replace your Eligible Options. The Exchange Simulator does not calculate the actual or future value of your options or Restricted Shares, as the values generated by the tool depend on your estimate of the future value of your Common Shares and do not take into account all relevant factors that may affect the actual value, such as taxes, etc. Note that the Exchange Simulator is being provided to you solely for your convenience, for purposes of providing limited mathematical simulations of the potential value that could be received from exchanging your Eligible Options for Restricted Shares. The Exchange Simulator does not take into account all of the factors that you should consider in deciding whether to participate in the Exchange Offer. The Exchange Simulator is only an aid and does not in any way change or supplement the terms of the Exchange Offer, nor does it constitute a recommendation as to whether you should or should not participate in the Exchange Offer.

Proper Tender of Options.

To validly tender your options you must complete and submit your election via the Offer Web Site at https://www.sniexchange.com by 11:59 p.m., Eastern Daylight Time, on June 26, 2009, unless we extend the offer. To complete and submit your election, you must take the following steps:

1. To access the Offer Web Site, go to https://www.sniexchange.com and log in to the Web site. When you log in for the first time, you will need to follow the instructions to register for the Web site. Please see our Offer Web Site Instructions for instructions on how to use the Offer Web Site.

2. After following the instructions on the Offer Web Site User Agreement, you may access documents that provide further details about the Exchange Offer. In addition, you may click on the “Start Here” button on the home page to access the Exchange Simulator which will enable you to enter

Exhibit (a)(1)(i) - 21

hypothetical future share prices and see the share price’s effect on the potential future values of your options or Restricted Shares.

3. To make your election, click on the “Go to Make My Election” button and select the options that you would like to exchange by clicking on the boxes next to such options.

4. Authorize your election by entering your username and the randomly-generated, personalized authorization code to digitally “sign off” on your choices. Entering your username and authorization code and submitting your election via the Offer Web Site is the equivalent of signing your name and has the same legal effect as your written signature.

5. Click on the “Submit My Election” button to finalize your election.

6. Click on the “Generate a Confirmation Statement” button on the following confirmation screen to print out a record of your election.

Confirmation statements for submissions through the Offer Web Site may be obtained by clicking on the “Generate a Confirmation Statement” button after submitting your election. You should print and save a copy of the confirmation for your records.

Elections made by any other means, including by hand delivery, interoffice, U.S. mail (or other post), Federal Express (or similar delivery service), facsimile and email, are not permitted and will not be accepted.

Our receipt of your election is not by itself an acceptance by us of your options for exchange. For purposes of the Exchange Offer, we will be deemed to have accepted Eligible Options that are validly tendered and not properly withdrawn as of when we give oral or written notice to the option holders generally of our acceptance for exchange of such options, which notice may be made by press release, e-mail or other method of communication.

Although you can print a confirmation statement of your election on the Offer Web Site after you submit your election via the Offer Web Site, any confirmation of receipt sent to you is merely a notification that we have received your election and does not mean that your options have been accepted for exchange. Your election to participate in the Exchange Offer becomes irrevocable after 11:59 p.m., Eastern Daylight Time, on June 26, 2009, unless we extend the offer, in which case your election will become irrevocable after the new Election Deadline. The exception to this rule is that if we have not accepted your properly tendered options by 11:59 p.m., Eastern Daylight Time, on July 28, 2009, you may withdraw your options at any time thereafter until we accept them. You may change your mind after you have submitted your election and withdraw from the Exchange Offer at any time before the Election Deadline, as described in Section 5. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal we receive before the Election Deadline.

You also may change your mind about which of your options you wish to exchange. If you wish to add additional options to your election, you must complete and submit a new election before the Election Deadline by following the procedures described above. The new election must be properly completed and submitted after your prior election and after any withdrawal you have submitted. Any prior elections will be disregarded. If, instead, you wish to withdraw some or all of the options you elected to exchange, you may do so at any time before the Election Deadline by following the procedures described in Section 5.

Determination of Validity; Waiver of Defects; No Obligation to Give Notice of Defects.

Exhibit (a)(1)(i) - 22

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt), and acceptance of any options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any elections or any options elected to be exchanged that we determine are ineligible, not in appropriate form or that we determine are unlawful to accept. If the conditions to the Exchange Offer are satisfied, we will accept all properly tendered Eligible Options that are not validly withdrawn. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any tender of any options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the Election Deadline, subject only to an extension that we may grant in our discretion.

Our Acceptance Constitutes an Agreement.

Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Exchange Offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 5 (“Withdrawal Rights”) and our acceptance of your tendered Eligible Options in accordance with Section 6 (“Acceptance of Eligible Options for Exchange;” “Issuance of Restricted Shares”). Our acceptance for exchange of your tendered Eligible Options pursuant to the Exchange Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Exchange Offer.

Subject to our rights to terminate, extend, modify and amend the Exchange Offer (see Section 15—“Extension of Offer;” “Termination;” “Amendment”), we currently expect that we will promptly accept after the Election Deadline all properly tendered Eligible Options that have not been validly withdrawn.

Section 5. Withdrawal Rights.

You may withdraw your tendered options only in accordance with the provisions of this Section 5. You may withdraw your tendered options at any time before the Exchange Offer closes on the Election Deadline. If we extend the Exchange Offer beyond that time, you may withdraw your tendered options at any time until the extended Election Deadline. Notwithstanding the above, if the Exchange Offer expires and we have not accepted or rejected your tendered Eligible Options for exchange, then you will have the further right to withdraw your tendered options beginning after the 40th business day following the commencement of the Exchange Offer, which is July 28, 2009, until we accept your tendered Eligible Options.

If you choose to withdraw any of your tendered options, you must withdraw all options in the same Tranche or Tranches of the withdrawn options.

If your employment with us terminates or you cease to serve on our Board of Directors for any reason or you receive or submit a notice of termination after you have tendered options for exchange in the Exchange Offer, but before the tendered options are accepted and cancelled and the Restricted Shares are issued, your tender automatically will be deemed withdrawn and you will not participate in the Exchange Offer. In that case, you will retain your outstanding options in accordance with their current terms and conditions, and you may exercise your options to the extent they are vested and otherwise exercisable on

Exhibit (a)(1)(i) - 23

the date your employment is terminated or you cease to serve on the Board of Directors, pursuant to the applicable award agreement.

To validly withdraw tendered options, you must complete and submit your withdrawal via the Offer Web Site by 11:59 p.m., Eastern Daylight Time, on June 26, 2009, unless we extend the offer. To complete and submit your withdrawal, you must take the following steps:

1. Go to https://www.sniexchange.com and log in to the Web site using the same log in information you used when you made your initial election.

2. After following the instructions on the Offer Web Site User Agreement, click on the “Start Here” button on the home page of the Offer Web Site.

3. To make your withdrawal election, click on the “Go to Make My Election” button and deselect the options that you would like to withdraw from the Exchange Offer by clicking on the boxes next to such options.

4. Authorize your withdrawal election by entering your username and the randomly-generated, personalized authorization code to digitally “sign off” on your choices. Entering your username and authorization code and submitting the withdrawal via the Offer Web Site is the equivalent of signing your name and has the same legal effect as your written signature.

5. Click on the “Submit My Election” button to finalize your withdrawal election.

6. Click on the “Generate a Confirmation Statement” button on the following confirmation screen to print out a record of your withdrawal election.

Confirmation statements for submissions through the Offer Web Site may be obtained by clicking on the “Generate a Confirmation Statement” button after submitting your withdrawal. You should print and save a copy of the confirmation for your records.

Withdrawals submitted by any other means, including by hand delivery, interoffice, U.S. mail (or other post), Federal Express (or similar delivery service), email and facsimile, are not permitted and will not be accepted.

You should note that if you withdraw your acceptance of the Exchange Offer with respect to some or all of your options, you will not receive any Restricted Shares in exchange for the withdrawn options. You will keep all of the options that you withdraw. These options will continue to be governed by the Plan and by the existing award agreements between you and us.

You may change your withdrawal, and again elect to exchange some or all of your options by submitting a new election to us via the Offer Web Site by 11:59 p.m., Eastern Daylight Time, on June 26, 2009 (unless we extend the offer) by following the procedures for tendering options in Section 4. You may not rescind any withdrawal, and any options withdrawn will not be deemed properly tendered for purposes of the Exchange Offer, unless you properly re-elect to exchange those options before the Election Deadline. Re-election may be made at any time before the Election Deadline. If we extend the Exchange Offer beyond that time, you may re-tender your options at any time until the extended Election Deadline. Upon the receipt of such a new, properly completed election, any previously submitted elections and/or withdrawals will be disregarded and will be considered replaced in full by the new election. Because any prior election will be disregarded, your new election must indicate all options you wish to exchange, not just those you wish to add. You will be bound by the last properly submitted election and/or withdrawal received by us prior to the Election Deadline.

Exhibit (a)(1)(i) - 24

Any options you withdraw will thereafter be deemed not properly tendered for purposes of the Exchange Offer unless and until you properly re-tender those options before the Election Deadline by again following the procedures described in Section 4 (“Procedures for Tendering Options”).

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt), and acceptance of any withdrawals. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any withdrawals that we determine are ineligible, not in appropriate form or that we determine are unlawful to accept. We also reserve the right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any withdrawal form or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No withdrawal of options will be deemed to have been properly made until all defects or irregularities have been cured by the withdrawing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the Election Deadline, subject only to an extension that we may grant in our discretion.

Section 6. Acceptance of Eligible Options for Exchange; Issuance of Restricted Shares.

We will accept and cancel all properly tendered Eligible Options that have not been withdrawn by the Election Deadline, in accordance with the terms and conditions of the Exchange Offer. We expect this acceptance and cancellation to occur promptly following the Election Deadline. Once your Eligible Options are cancelled, you will no longer have any rights with respect to them. Restricted Shares will be issued as of the date of our acceptance and cancellation of tendered Eligible Options. All Restricted Shares will be issued under the Plan and will be subject to the terms and conditions of a restricted shares agreement between you and the Company. By electing to tender and exchange your options you are accepting the terms of the applicable form of restricted shares agreement with the Company covering the Restricted Shares that we issue to you if the conditions of the Exchange Offer are satisfied and we accept your options. Your restricted shares agreement will be effective from and as of the Restricted Shares Issue Date.

For purposes of the Exchange Offer, we will be deemed to have accepted for exchange Eligible Options that are validly tendered and not properly withdrawn when we give notice to the Eligible Option Holders of our acceptance. We intend to give notice of our acceptance, which may be made by e-mail, press release or other method of communication promptly following the Election Deadline.

Section 7. Conditions of the Exchange Offer.

Notwithstanding any other provision of the Exchange Offer, we will not be required to accept any options tendered for exchange, and we may terminate the Exchange Offer, or postpone our acceptance and cancellation of any option tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the commencement of the Exchange Offer, and before the Election Deadline, any of the following events occurs, or is determined by us, in our reasonable judgment, to have occurred:

•

There is threatened or instituted or pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the Exchange Offer or otherwise relating in any manner to the Exchange Offer;

Exhibit (a)(1)(i) - 25

•

Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction is proposed, enacted, enforced or deemed applicable to the Exchange Offer, any of which might restrain, prohibit or delay completion of the Exchange Offer or impair the contemplated benefits of the Exchange Offer to us (see Section 3 of the Exchange Offer for a description of the contemplated benefits of the Exchange Offer to us);

•	There occurs:

¡	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States;

¡	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

¡

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States;

¡

in our reasonable judgment, any extraordinary or material adverse change in the United States financial markets generally, including, a decline of at least 10% on either the Dow Jones Industrial Average, the Nasdaq Composite Index or the Standard & Poor’s 500 Index from the date of commencement of the Exchange Offer,

¡

the commencement, continuation, or escalation of a war or other national or international calamity directly or indirectly involving the United States, which reasonably could be expected to affect materially or adversely, or to delay materially, the completion of the Exchange Offer, or

¡

if any of the situations described above existed at the time of commencement of the Exchange Offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the Exchange Offer;

•

A tender or exchange offer, other than the Exchange Offer by us, for some or all of our outstanding Common Shares, or a merger, acquisition or other business combination proposal involving us, has been proposed, announced or made by another person or entity or has been disclosed publicly or we learn that:

¡

any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding Common Shares, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the commencement of the Exchange Offer,

¡	any such person, entity or group which had publicly disclosed such ownership prior to such date acquires additional Common Shares constituting more than 1% of our outstanding Common Shares, or

¡	any new group has been formed that beneficially owns more than 5% of our outstanding Common Shares that in our judgment in any such case, and regardless of the

Exhibit (a)(1)(i) - 26

circumstances, makes it inadvisable to proceed with the Exchange Offer or with acceptance for exchange of Eligible Options;

•

There has occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Exchange Offer, other than as contemplated as of the commencement of the Exchange Offer (as described in Section 12 of the Exchange Offer);

•	Any event or events occur that results or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•

Any event or events occur that results or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Exchange Offer to us (see Section 3 of the Exchange Offer for a description of the contemplated benefits of the Exchange Offer to us); or

•

Any rules or regulations by any governmental authority, the New York Stock Exchange, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to us.

If any of the above events occur, we may:

•	Terminate the Exchange Offer and promptly return all tendered options to tendering holders;

•	Complete and/or extend the Exchange Offer and, subject to your withdrawal rights, retain all tendered options until the extended Exchange Offer expires;

•	Amend the terms of the Exchange Offer; or

•	Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the Exchange Offer is open, complete the Exchange Offer.

The conditions to the Exchange Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Election Deadline. We may waive any condition, in whole or in part, at any time and from time to time before the Election Deadline, in our discretion, whether or not we waive any other condition to the Exchange Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

Section 8. Price Range of Common Shares.

Outstanding stock options give option holders the right to acquire our Common Shares under certain conditions. Stock options generally are non-transferable and in any event are not traded on any trading market. Our Common Shares trade on the New York Stock Exchange under the symbol “SNI.” At the close of business on May 18, 2009, options to purchase 12,854,748 Common Shares were outstanding. On May 18, 2009, the last reported sales price for our Common Shares, as reported by the New York

Exhibit (a)(1)(i) - 27

Stock Exchange, was $28.43 per share. The following table shows the high and low sales price of our Common Shares by quarterly period since our Common Stock began trading on the New York Stock Exchange on June 19, 2008.

2008	High	Low
Second Quarter*	$43.49	$38.00
Third Quarter	$44.98	$34.88
Fourth Quarter	$37.14	$20.00

*	Represents “when issued” trading on the New York Stock Exchange for the period from June 19, 2008 through June 30, 2008 when our separation from EWS was completed.

2009	High	Low
First Quarter	$24.70	$18.10
Second Quarter (through May 18, 2009)	$33.50	$22.00

Our share price has been, and in the future may be, highly volatile. The trading price of our shares has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, some of which are outside our control.

We recommend that you obtain current market quotations for our Common Shares before deciding whether or not to tender your options.

Section 9. Source and Amount of Consideration; Terms of Restricted Shares.

Consideration.

Subject to the terms of the Exchange Offer, in exchange for Eligible Options properly tendered, accepted by us and cancelled, we will issue Restricted Shares under the Plan to Eligible Option Holders on the Restricted Shares Issue Date. Using the exchange ratios set forth in Annex A, we will determine the number of Restricted Shares that will be issued to each Eligible Option Holder who has tendered Eligible Options that are accepted for exchange. Fractional Restricted Shares will be rounded to the nearest whole share on a Tranche-by-Tranche basis. Accordingly, fractional shares will not be issued. The Offer Web Site sets forth the aggregate number of Restricted Shares you will receive for each of your Tranches of options if you elect to participate in the Exchange Offer with all of those options and all of those options have an exercise price on the Election Deadline of at least $3.00 per share more than the closing price of our Common Shares on the Election Deadline. If, on the Election Deadline, any options listed on the Offer Web Site have exercise prices that are less than $3.00 above the closing price of our Common Shares on the Election Deadline, they will not be Eligible Options and you cannot exchange them even if they are listed on the Offer Web Site and even if you otherwise elected to exchange them.

If we receive and accept tenders of all currently outstanding Eligible Options, we expect that we will issue 1,022,951 Restricted Shares. The shares underlying options that are tendered for exchange and accepted and cancelled by us will be returned to the Plan and will become available for future awards.

Terms of Restricted Shares.

Exhibit (a)(1)(i) - 28

The Restricted Shares will be issued under the Plan. Your Restricted Shares will not be vested at the time they are issued, will not be transferable and will be subject to forfeiture, although you immediately will be entitled to voting, dividend and other ownership rights in the shares.

The Restricted Shares will vest in two installments, with 50 percent of the total number vesting on the first anniversary of the Restricted Shares Issue Date and with the other 50 percent vesting on the second anniversary of the Restricted Shares Issue Date. If this vesting schedule could result in the vesting of a fractional Restricted Share, then the fractional Restricted Share that is scheduled to vest on the first anniversary of the Restricted Shares Issue Date will be rounded up to the nearest whole share, and the fractional Restricted Share that is scheduled to vest on the second anniversary of the Restricted Shares Issue Date will be rounded down to the nearest whole share, so that only a whole number of Restricted Shares will vest on each vesting date. This new vesting period will apply to each Restricted Share regardless of whether the tendered options were already vested and regardless of the vesting schedule of the tendered options.

Your Restricted Shares immediately will vest upon your death or disability or upon a change in control of the Company. Under the Plan, a “change in control” generally means (i) the acquisition of a majority of our Common Voting Shares by someone other than The Edward W. Scripps Trust (the “Trust”) or a party to the Scripps Family Agreement dated October 15, 1992 (the “Scripps Family Agreement”), as amended; (ii) the disposition of assets accounting for 90 percent or more of our revenues, unless the Trust or the parties to the Scripps Family Agreement have a direct or indirect controlling interest in the acquiring entity; or (iii) a change in the membership of our Board of Directors, such that the current incumbents and their approved successors no longer constitute a majority. You will forfeit any portion of the Restricted Shares that you receive that remains unvested at the time your employment with the Company and its subsidiaries terminates or you cease to serve on the Board of Directors for any reason (other than as a result of your death or disability). Your vesting rights are contingent upon continued employment or service on the Board of Directors through the applicable vesting date.

We will enter into a restricted shares agreement with you in the form of either Exhibit (a)(1)(vi) or Exhibit (a)(1)(vii), as applicable, to the Exchange Offer covering the Restricted Shares issued to you in the Exchange Offer. By electing to tender and exchange your options you are accepting the terms of the applicable form of restricted shares agreement with the Company covering the Restricted Shares that we issue to you if the conditions of the Exchange Offer are satisfied and we accept your options. The restricted shares agreements will be effective from and as of the Restricted Shares Issue Date. Until your Restricted Shares vest and become nonforfeitable, they will be issued in book-entry form only and you will not receive a stock certificate for them.

The terms and conditions of your Restricted Shares are set forth in the Plan and the applicable form of restricted shares agreement. The description of the Restricted Shares set forth herein is only a summary of some of the material provisions of the Plan and restricted share agreements under which they will be issued and is not complete. This description is subject to, and qualified in its entirety by reference to, the actual provisions of the Plan and the restricted shares agreement, both of which are filed as exhibits to the Tender Offer Statement, to which this Exchange Offer is also an exhibit. See Section 17 (“Additional Information”) for a discussion of how to obtain a copy of the Plan and the applicable form of restricted shares agreement.

Plan

The purpose of the Plan is to promote the long-term growth and profitability of our Company and our subsidiaries by (i) providing our directors, and officers, and key employees with incentives to improve shareholder values and contribute to our success, and (ii) enabling us to attract, retain and reward the best

Exhibit (a)(1)(i) - 29

available persons for positions of substantial responsibility. We believe these purposes are achieved by extending to our employees and directors a long-term incentive for high levels of performance through the grant of stock options and other equity-based incentives.

Summary of Plan

Awards

The Plan permits the granting of stock options, including both incentive stock options and non-qualified stock options, stock appreciation rights, restricted or non-restricted share awards, performance units or any combination of the foregoing.

Administration

The Plan is administered by the Compensation Committee of our Board of Directors. Subject to the Plan terms, the Compensation Committee is authorized to select participants; determine the form and substance of grants made under the Plan to each participant; establish the conditions and restrictions, if any, subject to which such grants will be made or will vest; interpret the Plan; and adopt, amend, or rescind such rules and regulations for carrying out the Plan as it may deem appropriate.

Participants

Directors of the Company and officers and key employees of the Company and its subsidiaries, as approved by the Compensation Committee, are eligible to participate in and receive awards under the Plan.

Shares Available for the Plan

Under the current terms of the Plan, an aggregate of 19,000,000 Common Shares may be issued pursuant to the Plan. The maximum number of Common Shares subject to stock options, stock appreciation rights, restricted or nonrestricted stock, or performance units (or any combination of the foregoing) that may be granted to any single individual in any one calendar year is 1,000,000 Common Shares.

As of April 30, 2009, a total of 4,540,476 Common Shares were available under the Plan for the future grant of various types of equity-based awards.

Restricted Share Grants

Your restricted shares agreement will specify the applicable restrictions, the duration of such restrictions, and the time or times at which such restrictions shall lapse. Notwithstanding, our Compensation Committee may reduce or shorten the duration of any restriction applicable to any participant under the Plan.

Prohibition Against Transfer; Securities Laws Matters

Our restricted shares agreements prohibit the sale, exchange, assignment, transfer, pledge or other disposition of restricted shares prior to vesting. The Restricted Shares issued in the Exchange Offer are exempt from registration under the securities laws pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended. Unless you are considered an “affiliate” of the Company, you generally will be able to sell vested Restricted Shares free of any transfer restrictions under applicable U.S. securities laws.

Exhibit (a)(1)(i) - 30

Adjustments Upon Certain Events

If our outstanding shares or our corporate structure are changed by reason of any reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in capitalization or corporate structure affecting our Common Shares, our Compensation Committee shall appropriately adjust the number and kind of shares reserved for issuance under the Plan, in the number and kind of shares covered by grants under the Plan, and in the exercise price of outstanding options.

Termination and Modification of the Plan

Our Board of Directors, with such approval of the shareholders as may be required, may modify or terminate the Plan and from time to time may suspend, and if suspended, may reinstate any or all of the provisions of the Plan, except that no modification, suspension or termination of the Plan may, without the consent of the grantee affected, alter or impair any grant previously made under the Plan. In accordance with applicable law, and with the consent of affected grantees, and with such shareholder approval that may be required, the Compensation Committee may amend or modify a grant in any manner to the extent that the Compensation Committee would have had the authority to make such grant as so modified or amended, including, without limitation to change the date or dates as of which restrictions on shares are to be removed. The Plan shall terminate at the close of business on the tenth anniversary of the effective date of the Plan.

No Rights as Employees

Nothing in the Plan confers upon you any right to continued employment or interferes in any way with the right of the Company to terminate you at any time.

Section 10. Information Concerning the Company; Financial Information.

About the Company.

We are an Ohio corporation headquartered at 312 Walnut Street, Suite 1800, Cincinnati, Ohio 45202. Our telephone number is (513) 824-3200. Our Web site is www.scrippsnetworksinteractive.com. Information contained on our Web site is not a part of, and is not incorporated into the Exchange Offer. Our filings with the SEC are available without charge on our Web site as soon as reasonably practicable after filing. Questions regarding this offer should be directed to Susan Balsley, our Compensation Manager, at (513) 824-3343.

We are a leading lifestyle content and interactive services company with respected, high-profile television and interactive brands. Our businesses engage audiences and efficiently serve advertisers by delivering entertaining and highly useful content that focuses on specifically defined topics of interest.

We manage our operations through two reportable operating segments: (i) Lifestyle Media (formerly Scripps Networks), which includes Home and Garden Television, Food Network, DIY Network, Fine Living Network, Great American Country, a minority interest in Fox-BRV Southern Sports Holdings LLC, and SN Digital which includes Web sites that that are associated with the aforementioned television brands and other Internet-based businesses serving food or shelter related categories such as RecipeZaar.com, HGTVPro.com and FrontDoor.com; and (ii) Interactive Services (formerly Scripps Interactive Media), which includes online comparison shopping and consumer information services, Shopzilla, BizRate and uSwitch.

Exhibit (a)(1)(i) - 31

Our Lifestyle Media segment earns revenue principally from advertising sales, affiliate fees and ancillary sales, including the sale and licensing of consumer products. Revenues from the Interactive Services segment are generated primarily from referral fees and commissions paid by merchants and service providers for online leads generated by the Company’s comparison shopping Web sites.

We seek to engage audiences that are highly desirable to advertisers with entertaining and informative lifestyle content that is produced for television, the Internet and any other media platforms consumers choose. We intend to expand and enhance our Lifestyle Media brands through the creation of popular new programming and content, the use of new distribution platforms, such as mobile phones and video-on-demand, and the licensing and sale of branded consumer products. We are particularly focused on the internal development and acquisition of interactive, digital media brands that are related to the lifestyle content categories popularized by our television networks and associated Internet enterprises. At our Interactive Services businesses, we aggregate large audiences on the Internet by organizing searchable and highly useful consumer information. We intend to enhance our Interactive Services businesses by improving the overall search comprehensiveness and usefulness of our Web sites, diversifying sources of revenue, increasing the volume of user-generated consumer information and entering new geographic markets.

Financial Information.

The financial information included in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 5, 2009, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 8, 2009, is incorporated herein by reference. Please see Section 17 (“Additional Information”) for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

Book Value

Our book value per Common Share as of March 31, 2009 was $7.23. Book value per Common Share is the value of our total shareholders’ equity divided by the number of our issued and outstanding Common Shares, which was 163,884,064 shares at March 31, 2009.

Additional Information

For more information about us, please refer to our Annual Report on Form 10-K for the year ended December 31, 2008, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, and our other filings made with the SEC. We recommend that you review materials that we have filed with the SEC before deciding whether or not to tender your options. We will also provide you, without charge, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 17 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

Section 11. Interests of Directors and Officers; Transactions and Arrangements Concerning Our Securities.

Interests of Directors and Officers

Our executive officers and directors who hold Eligible Options are eligible to participate in the Exchange Offer on the same terms and conditions as all other Eligible Option Holders. As of May 18, 2009, our executive officers and directors (17 persons) as a group held stock options (whether or not Eligible Options) to purchase a total of 4,381,927 Common Shares, or approximately 34 percent of the total

Exhibit (a)(1)(i) - 32

number of Common Shares subject to all outstanding stock options under the Plan as of that date. As of May 18, 2009, these same individuals held Eligible Options to purchase a total of 3,013,979 Common Shares, or approximately 59 percent of the total number of Common Shares subject to all outstanding Eligible Options as of that date. Our executive officers and directors hold options having exercise prices of $34.00 or more per share covering the number of Common Shares set forth below.

Name	Common Shares Underlying Options Having Exercise Prices of $34.00 or more Per Share
Kenneth W. Lowe	1,405,690
Anatolio B. Cruz III	147,261
John F. Lansing	329,331
Joseph G. NeCastro	358,784
Mark S. Hale	152,082
Lori A. Hickok	137,088
Christopher R. Powell	13,923
John H. Burlingame	42,485
Michael R. Costa	0
David A. Galloway	69,615
Jarl Mohn	74,970
Nicholas B. Paumgarten	74,970
Mary Peirce	5,000
Dale Pond	5,000
Jeffrey Sagansky	58,905
Nackey E. Scagliotti	42,485
Ronald W. Tysoe	96,390

The Trust holds a majority of our outstanding Common Voting Shares and as such, controls our Company. The Trust is not eligible to participate in the Plan, does not hold any options and does not have the right to acquire any of our Common Shares. John H. Burlingame, Mary Peirce and Nackey Scagliotti, all of whom serve as directors of our Company, also serve as Trustees of the Trust.

Assuming maximum participation by all Eligible Option Holders and assuming that all conditions of eligibility and other conditions to this offer are satisfied, executive officers and directors would hold approximately 59 percent of the Restricted Shares issued in connection with the Exchange Offer if they participate.

The following table sets forth, as of June 1, 2009, the names of our directors and executive officers, their positions and offices, the number of Common Shares subject to outstanding stock options (whether or not Eligible Options) beneficially owned by each director or executive officer under the Plan and the percentage such Common Shares represent of all Common Shares subject to outstanding options issued under the Plan:

Name and Address (1)(2)	Position(s) and Office(s)	Common Shares Subject to Options Issued Under the Plan	Percentage of All Common Shares Subject to Outstanding Options Under Plan (3)
Kenneth W. Lowe	Chairman, President and Chief	2,095,397	16.3%

Exhibit (a)(1)(i) - 33

Name and Address (1)(2)	Position(s) and Office(s)	Common Shares Subject to Options Issued Under the Plan	Percentage of All Common Shares Subject to Outstanding Options Under Plan (3)
	Executive Officer
Anatolio B. Cruz III	Executive Vice President, Chief Legal Officer and Corporate Secretary	201,878	1.6%
John F. Lansing	Executive Vice President, President Scripps Networks	448,121	3.5%
Joseph G. NeCastro	Executive Vice President, Chief Financial Officer	466,497	3.6%
Mark S. Hale	Senior Vice President Technology Operations and Chief Technology Officer	215,747	1.7%
Lori A. Hickok	Senior Vice President Finance	181,508	1.4%
Christopher R. Powell	Senior Vice President Human Resources	44,794	*
John H. Burlingame	Director	92,399	*
Michael R. Costa	Director	14,571	*
David A. Galloway	Director	84,186	*
Jarl Mohn	Director	89,541	*
Nicholas B. Paumgarten	Director	110,961	*
Mary Peirce	Director	19,571	*
Dale Pond	Director	19,571	*
Jeffrey Sagansky	Director	73,476	*
Nackey E. Scagliotti	Director	102,038	*
Ronald W. Tysoe	Director	121,671	*
All directors and executive officers as a group (17 persons)		4,381,927	34.1%

*	Represents less than 1 percent.
(1)	The Trust holds a majority of our outstanding Common Voting Shares and as such, controls our Company. The Trust is not eligible to participate in the Plan, does not hold any options and does not have the right to acquire any of our Common Shares. The address of the Trust is 13350 Metro Parkway, Suite 301, Fort Myers, Florida 33966-4796. John H. Burlingame, Mary Peirce and Nackey Scagliotti, all of whom serve as directors of our Company, also serve as Trustees of the Trust.
(2)	The address of each director and executive officer is care of Scripps Networks Interactive, Inc., 312 Walnut Street, Suite 1800, Cincinnati, Ohio 45202.
(3)	Based on 12,854,748 Common Shares subject to outstanding options under the Plan as of May 18, 2009.

Exhibit (a)(1)(i) - 34

We have entered into equity award agreements with each of our directors and executive officers and, consistent with past practice, we expect that our directors and executive officers, as well as many of our other employees, will receive additional equity award grants in the future.

Transactions Involving Our Stock Options

Based on our records, and on information provided to us by our directors and executive officers, to the best of our knowledge none of our directors or executive officers was engaged in transactions involving options to purchase our Common Shares, or in transactions involving our Common Shares, during the past 60 days before and including May 18, 2009, other than the following:

•

On April 16, 2009, Mark Hale, one of our executive officers, exercised his option to purchase 5,500 Common Shares at an exercise price of $22.88 per share, for a total exercise price of $125,840. He then sold the shares in a broker-assisted cashless sale for $26.51 per share, with net cash proceeds (after taxes and fees) to Mr. Hale of $14,362.14.

•

On April 28, 2009, Nicholas Paumgarten, one of our directors, exercised his option to purchase 4,284 Common Shares at an exercise price of $22.65 per share, for a total exercise price of $97,032.60. He then sold the shares in a broker-assisted cashless sale for $26.25 per share, with net cash proceeds (after taxes and fees) to Mr. Paumgarten of $15,169.11.

•	On April 29, 2009, we granted each of our directors an option to purchase 14,571 Common Shares having an exercise price of $27.01 per share.

•

On May 7, 2009, Nackey Scagliotti, one of our directors, exercised her option to purchase 3,855 Common Shares at an exercise price of $22.65 per share, for a total exercise price of $87,315.75. She then sold the shares in a broker-assisted cashless sale for an average selling price of $30.18 per share, with net cash proceeds (after taxes and fees) to Ms. Scagliotti of $28,795.82.

Transactions and Arrangements Concerning Our Securities

Grants of Plan-Based Awards

Under the Plan, our Compensation Committee grants eligible employees and directors restricted stock, stock options and other equity-based awards.

Scripps Family Agreement

General. The Company and certain persons and trusts are parties to an agreement (the “Scripps Family Agreement”) restricting the transfer and governing the voting of Common Voting Shares that such persons and trusts may acquire or own at or after the termination of the Trust. Such persons and trusts (the “Signatories”) consist of certain descendants of Robert Paine Scripps who are beneficiaries of the Trust, descendants of John P. Scripps, and certain trusts of which descendants of John P. Scripps are trustees and beneficiaries. Robert Paine Scripps was a son of the founder of the Company. John P. Scripps was a grandson of the founder and a nephew of Robert Paine Scripps.

If the Trust were to have terminated as of January 31, 2009, the Signatories would have held in the aggregate approximately 93 percent of the outstanding Common Voting Shares as of such date.

Once effective, the provisions restricting transfer of Common Voting Shares under the Scripps Family Agreement will continue until 21 years after the death of the last survivor of the descendants of Robert

Exhibit (a)(1)(i) - 35

Paine Scripps and John P. Scripps alive when the Trust terminates. The provisions of the Scripps Family Agreement governing the voting of Common Voting Shares will be effective for a 10-year period after termination of the Trust and may be renewed for additional 10-year periods.

Transfer Restrictions. No Signatory will be able to dispose of any Common Voting Shares (except as otherwise summarized below) without first giving other Signatories and the Company the opportunity to purchase such shares. Signatories will not be able to convert Common Voting Shares into Common Shares except for a limited period of time after giving other Signatories and the Company the aforesaid opportunity to purchase and except in certain other limited circumstances.

Signatories will be permitted to transfer Common Voting Shares to their lineal descendants or trusts for the benefit of such descendants, or to any trust for the benefit of such a descendant, or to any trust for the benefit of the spouse of such descendant or any other person or entity. Descendants to whom such shares are sold or transferred outright, and trustees of trusts into which such shares are transferred, must become parties to the Scripps Family Agreement or such shares shall be deemed to be offered for sale pursuant to the Scripps Family Agreement. Signatories will also be permitted to transfer Common Voting Shares by testamentary transfer to their spouses provided such shares are converted to Common Shares and to pledge such shares as collateral security provided that the pledgee agrees to be bound by the terms of the Scripps Family Agreement. If title to any such shares subject to any trust is transferred to anyone other than a descendant of Robert Paine Scripps or John P. Scripps, or if a person who is a descendant of Robert Paine Scripps or John P. Scripps acquires outright any such shares held in trust but is not or does not become a party to the Scripps Family Agreement, such shares shall be deemed to be offered for sale pursuant to the Scripps Family Agreement. Any valid transfer of Common Voting Shares made by Signatories without compliance with the Scripps Family Agreement will result in automatic conversion of such shares to Common Shares.

Voting Provisions. The Scripps Family Agreement provides that the Company will call a meeting of the Signatories prior to each annual or special meeting of the shareholders of the Company held after termination of the Trust (each such meeting hereinafter referred to as a “Required Meeting”). At each Required Meeting, the Company will submit for decision by the Signatories, each matter, including election of directors, that the Company will submit to its shareholders at the annual meeting or special meeting with respect to which the Required Meeting has been called. Each Signatory will be entitled, either in person or by proxy, to cast one vote for each Common Voting Share owned of record or beneficially by him on each matter brought before the Required Meeting. Each Signatory will be bound by the decision reached by majority vote with respect to each matter brought before the Required Meeting, and at the related annual or special meeting of the shareholders of the Company each Signatory will vote his Common Voting Shares in accordance with decisions reached at the Required Meeting of the Signatories.

John P. Scripps Newspapers

In connection with the merger in 1986 of the John P. Scripps Newspaper Group (“JPSN”) into a wholly owned subsidiary of EWS (the “JPSN Merger”), EWS and the Trust entered into the agreement discussed below.

Stockholder Agreement. The former shareholders of the John P. Scripps Newspaper Group, including John P. Scripps and Paul K. Scripps, entered into a Stockholder Agreement with EWS in connection with the JPSN Merger. This agreement restricts to certain transferees the transfer of EWS or Company Common Voting Shares received by such shareholders pursuant to the JPSN Merger. These restrictions on transfer will terminate on the earlier of the termination of the Trust or completion of a public offering of Common Voting Shares. In connection with the separation of the Company from EWS, EWS assigned

Exhibit (a)(1)(i) - 36

any and all of its rights under the Stockholder Agreement with respect to Company Common Voting Shares to the Company. Under the agreement, if a shareholder has received a written offer to purchase 25 percent or more of his Common Voting Shares, the Company has a “right of first refusal” to purchase such shares on the same terms as the offer. Under certain other circumstances, such as bankruptcy or insolvency of a shareholder, the Company has an option to buy all Common Voting Shares owned by such shareholder. Under the agreement, stockholders owning 25 percent or more of the outstanding Common Voting Shares issued pursuant to the JPSN Merger may require the Company to register Common Voting Shares (subject to the right of first refusal mentioned above) under the Securities Act of 1933 for sale at the shareholders’ expense in a public offering. In addition, the former shareholders of the John P. Scripps Newspaper Group will be entitled, subject to certain conditions, to include Common Voting Shares (subject to the right of first refusal) that they own in any registered public offering of shares of the same class by the Company. The registration rights expire three years from the date of a registered public offering of Common Voting Shares.

Section 12. Status of Options Acquired by Us in the Exchange Offer; Accounting Consequences of the Exchange Offer.

Options that we accept for exchange and acquire pursuant to this Exchange Offer will be cancelled and will no longer be outstanding for any purpose. The Common Shares subject to the cancelled options will be returned to the pool of Common Shares available for future award grants under the Plan without further shareholder action, except as may be required by applicable law or the rules of the New York Stock Exchange or any other stock exchange or automated quotation system on which our Common Shares are then quoted or listed.

Under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123R (“FAS 123R”) the issuance in the Exchange Offer of Restricted Shares with a fair value in excess of the aggregate fair value of the surrendered stock options would result in additional compensation expense to the Company. Since the exchange ratios were set by the Compensation Committee at the commencement of the Exchange Offer so that the fair value of the Restricted Shares issued in the Exchange Offer would be equal to the fair value of the stock options surrendered, additional compensation expense will be recognized only if the price of the Common Shares on the Restricted Shares Issue Date is higher than it was on the date the exchange ratios were established. The amount of this expense, if any, will be determinable only at the time Restricted Shares are issued on the Restricted Shares Issue Date. The compensation expense related to stock options surrendered in the Exchange Offer will continue to be recognized by the Company over the original service period of those options, but will not be accelerated by the Exchange Offer.

Section 13. Legal Matters; Regulatory Approvals.

We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. We are not aware of any margin requirements or anti-trust laws applicable to the Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Eligible Options and issuance of Restricted Shares, as contemplated by the Exchange Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of the new Restricted Shares as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained without substantial conditions or at all or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Exchange Offer to accept tendered Eligible Options for exchange and

Exhibit (a)(1)(i) - 37

to issue Restricted Shares for tendered Eligible Options is subject to the conditions described in Section 7 (“Conditions of this Offer”).

Section 14. Material Tax Consequences.

CIRCULAR 203 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU.

The following discussion provides a summary of the material federal income tax consequences of the exchange of Eligible Options for Restricted Shares pursuant to the Exchange Offer for those Eligible Option Holders subject to U.S. federal income tax. This discussion is for general information only and is based on the federal income tax laws now in effect, which are subject to change, possibly retroactively. Moreover, this summary does not address state, local or foreign tax consequences.

We believe that the Exchange Offer should be treated as a non-taxable exchange for U.S. federal income tax purposes. Therefore, we believe that participating U.S. employees and directors should not realize income for U.S. federal income tax purposes upon the issuance of Restricted Shares in exchange for Eligible Options, unless you affirmatively elect to file a Section 83(b) election with respect to the Restricted Shares as described below. A Section 83(b) election form is attached as Exhibit (a)(1)(viii) to the Tender Offer Statement. A summary of the material U.S. federal income tax consequences of the Restricted Shares is set forth immediately below.

Restricted Shares. You generally will not be subject to federal income tax upon the issuance of Restricted Shares in the Exchange Offer. If you do not make a Section 83(b) election for the Restricted Shares (discussed below), your taxable income with respect to those shares will be calculated, and tax will be owed, in the year in which the Restricted Shares vest. The amount of taxable income will be equal to the number of vested shares multiplied by the market price per share on the date they vest. Your adjusted tax basis in the shares will be the fair market value of the shares on the date they vest, and the holding period for the shares will begin just after they vest. Any gain or loss recognized when Restricted Shares that have vested are sold will be capital gain or loss, and will be long-term capital gain or loss if the vested shares have been held for more than one year at the time of sale.

Any dividend payments received with respect to Restricted Shares for which a Section 83(b) election is not made will be taxed as ordinary income during the period that the Restricted Shares are unvested, and will not be treated as qualified dividend income. Any dividends received with respect to vested shares may be qualified dividend income subject to a current maximum federal tax rate of 15 percent, provided certain other requirements are satisfied.

Section 83(b) Election. You may make a Section 83(b) election with respect to your Restricted Shares. This election must be made within 30 days of the date of issuance of the Restricted Shares. A Section 83(b) election form is attached as Exhibit (a)(1)(viii) to the Tender Offer Statement. If a Section 83(b) election is made for Restricted Shares, the amount of taxable income will be calculated, and tax will be owed, in the year in which the Restricted Shares are received in the exchange. The amount of taxable income will be equal to the number of Restricted Shares received multiplied by the market price per share on the date of issuance. Your adjusted tax basis in the shares will be their aggregate fair market value on the date of issuance, and the holding period for the shares will begin just after the issuance date. Any dividends received with respect to Restricted Shares for which a Section 83(b) election is made may be

Exhibit (a)(1)(i) - 38

qualified dividend income subject to a current maximum federal tax rate of 15 percent, provided certain other requirements are satisfied.

Tax Consequences to the Company. To the extent that an employee or director recognizes ordinary income in the circumstances described above, the Company will be entitled to a corresponding federal income tax deduction provided that, among other things, the deduction is not disallowed by the $1 million limitation on certain executive compensation or the golden parachute rules under Section 280G of the Internal Revenue Code.

WE ADVISE ALL ELIGIBLE OPTION HOLDERS WHO ARE CONSIDERING EXCHANGING THEIR OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS ABOUT THE LOCAL, STATE, FEDERAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFER.

IN ADDITION, IF YOU ARE A RESIDENT OF A COUNTRY OTHER THAN THE UNITED STATES, YOU SHOULD BE AWARE THAT THERE MIGHT BE TAX AND SOCIAL INSURANCE CONSEQUENCES THAT MAY APPLY TO YOU. WE STRONGLY RECOMMEND THAT YOU CONSULT WITH YOUR ADVISORS TO DISCUSS THE CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFER.

Section 15. Extension of Offer; Termination; Amendment.

We expressly reserve the right, in our discretion, at any time and from time to time, to extend the period of time during which the Exchange Offer is open and thereby delay accepting any Eligible Options tendered to us by giving oral, written or electronic notice of the extension to Eligible Option Holders or making a public announcement thereof. If the Exchange Offer is extended, we will provide appropriate notice of the extension no later than 9:00 a.m., Eastern Daylight Time, on the next business day following the previously scheduled Election Deadline.

We also expressly reserve the right, in our discretion, prior to the Election Deadline, to terminate the Exchange Offer and to postpone our acceptance and cancellation of any Eligible Options tendered for exchange, by disseminating notice of the termination or postponement to the Eligible Option Holders by public announcement, oral, written or electronic notice or otherwise as permitted by applicable law. Our reservation of the right to postpone our acceptance and cancellation of Eligible Options tendered for exchange may be limited by rules promulgated under the Exchange Act.

Subject to compliance with applicable law, we further reserve the right, in our discretion, to amend the Exchange Offer in any respect. Amendments to the Exchange Offer may be made at any time and from time to time. Any notice of such amendment required pursuant to the Exchange Offer or applicable law will be disseminated promptly to Eligible Option Holders in a manner reasonably designed to inform Eligible Option Holders of such change and filed with the SEC as an amendment to the Tender Offer Statement. We have no obligation to publish, advertise or otherwise communicate any such notice except as required or permitted by applicable law.

If we materially change the terms of the Exchange Offer or the information concerning the Exchange Offer, we will extend the Exchange Offer to the extent required by rules promulgated under the Exchange Act. In addition, if we decide to take either of the following actions, we will publish notice or otherwise inform you in writing of such action and keep the Exchange Offer open for at least 10 business days after the date of such notification:

(a)	we amend the exchange ratio for any Tranche of options; or

Exhibit (a)(1)(i) - 39

(b)	we increase or decrease the number of Eligible Options that may be tendered in the Exchange Offer.

Section 16. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to the Exchange Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in the Exchange Offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with the Exchange Offer.

Section 17. Additional Information.

With respect to the Exchange Offer, we have filed with the SEC a Tender Offer Statement, of which the Exchange Offer is a part. This does not contain all of the information contained in the Tender Offer Statement and the exhibits to the Tender Offer Statement. We recommend that you review the Tender Offer Statement, including its exhibits, and the following materials which we have filed with the SEC, before making a decision as to whether or not to tender your options:

(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 5, 2009;

(b)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 8, 2009;

(c)	our definitive Proxy Statement on Schedule 14A for our annual meeting of shareholders, filed with the SEC on March 16, 2009;

(d)	the description of our common stock in our Registration Statement on Form 10, filed with the SEC on March 26, 2008, as amended; and

(e)	all other documents filed by us pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act since the end of the fiscal year covered by our Annual Report referred to in (a) above until the Election Deadline.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the public reference room maintained by the SEC at:

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s Web site at www.sec.gov and our Web site at www.scrippsnetworksinteractive.com.

We will also provide without charge to each person to whom we deliver a copy of the Exchange Offer, upon such person’s written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Exhibit (a)(1)(i) - 40

Scripps Networks Interactive, Inc.

312 Walnut Street, Suite 1800

Cincinnati, Ohio 45202

Attention: Susan Balsley, Compensation Manager

Telephone (513) 824-3343

As you read the documents listed in this Section 17 (“Additional Information”), you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents or between a document and the Exchange Offer, you should rely on the statements made in the most recent document.

The information about us contained in the Exchange Offer should be read together with the information contained in the documents to which we have referred you.

Section 18. Forward-Looking Statements.

The Exchange Offer and our SEC reports referred to above include “forward-looking statements.” These statements relate to future events or our future financial performance and reflect our current expectations and projections about our future operating results, performance, business plans or prospects. In some cases you can identify forward-looking statements by terms such as “may,” “will,” “plan,” “expect,” “anticipate,” “believe,” “intend,” “predict,” “potential,” “could,” “should” and “estimate,” or the negative of those words and other comparable expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, business plans or prospects to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, among other things, those listed in our most recently filed Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2009. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Section 19. Miscellaneous.

We are not aware of any jurisdiction where the making of the Exchange Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Exchange Offer is not in compliance with applicable law, we will make a commercially reasonable good faith effort to comply with such law. If, after such commercially reasonable good faith effort, we cannot comply with such law, the Exchange Offer will not be made to, nor will tenders be accepted from or on behalf of, Eligible Option Holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether or not you should tender your options pursuant to the Exchange Offer. You should rely only on the information contained in this document or in documents to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the Exchange Offer other than the information and representations contained in this document or in the related documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Scripps Networks Interactive, Inc.

June 1, 2009

Exhibit (a)(1)(i) - 41

ANNEX A

Exchange Ratios by Tranche

This Annex A lists the exchange ratio applicable to each Tranche of options. A Tranche is a group of all options having the same exercise price (of $34.00 or more per share) and expiration date.

Tranche	Grant Date	Exercise Price	Expiration Date	Exchange Ratio of Eligible Options to Restricted Shares
1	02/20/02	$35.07	02/19/12	4.58
2	05/09/02	$36.42	05/08/12	4.47
3	05/23/02	$35.59	05/22/12	4.41
4	06/07/02	$34.90	06/06/12	4.26
5	11/01/02	$35.99	10/31/12	4.71
6	11/21/02	$36.24	11/20/12	4.71
7	12/17/02	$35.78	12/16/12	4.57
8	02/26/03	$37.34	02/25/13	4.54
9	04/29/03	$37.18	04/28/13	4.91
10	05/16/03	$39.68	05/15/13	5.07
11	08/06/03	$37.91	08/05/13	4.68
12	08/29/03	$40.21	08/28/13	4.89
13	11/17/03	$43.31	11/16/13	5.22
14	02/13/04	$46.26	02/12/14	5.26
15	02/25/04	$45.90	02/24/14	5.30
16	03/23/04	$45.49	03/22/14	5.18
17	04/15/04	$49.41	04/14/14	6.36
18	04/19/04	$50.38	04/18/14	6.55
19	04/28/04	$49.86	04/27/14	6.40
20	05/06/04	$48.34	05/05/14	6.25
21	08/24/04	$48.13	08/23/14	5.87
22	12/03/04	$42.84	12/02/14	5.31
23	02/10/05	$43.38	02/09/13	5.61
24	04/14/05	$47.87	04/13/13	6.11
25	04/14/05	$47.87	04/13/15	5.94
26	07/27/05	$47.39	07/26/13	5.81
27	10/31/05	$42.66	10/30/13	5.15
28	02/22/06	$45.67	02/21/14	5.27
29	02/23/06	$45.74	02/22/14	5.28
30	02/27/06	$45.52	02/26/14	5.25
31	03/29/06	$41.79	03/28/14	5.00
32	05/04/06	$43.55	05/03/16	4.89

Annex A - 1

Tranche	Grant Date	Exercise Price	Expiration Date	Exchange Ratio of Eligible Options to Restricted Shares
33	06/07/06	$43.73	06/06/14	4.87
34	08/01/06	$39.63	07/31/14	4.48
35	10/23/06	$45.76	10/22/14	5.52
36	11/14/06	$46.09	11/13/14	5.51
37	02/22/07	$45.59	02/21/15	5.50
38	04/01/07	$41.72	03/31/15	4.80
39	04/26/07	$40.42	04/25/17	4.47
40	07/01/07	$42.67	06/30/15	4.94
41	08/01/07	$38.01	07/31/15	4.43
42	02/21/08	$39.60	02/20/16	4.44
43	05/01/08	$43.20	04/30/16	4.78
44	06/13/08	$43.41	06/12/18	4.14
45	07/29/08	$40.70	07/28/18	3.99

Annex A - 2